Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 19, 2010, relating to the financial statements of Mokita, Inc., for the period from April 29, 2009 (inception) to February 28, 2010, which appears in such Prospectus on or about June 2, 2010. We also consent to the reference to us under the heading Interests Of Named Experts And Counsel.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

May 19, 2010

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants